Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND

JEFFERSON, La. — (GLOBENEWSWIRE)—June 22, 2009—Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share. The dividend is payable on July 29, 2009 to holders of record of Class A and Class B Common Stock as of the close of business on July 15, 2009.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 219 funeral homes and 140 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.